Exhibit 10.1

FIRST AMENDMENT TO

BANK ‘34

DEFERRED COMPENSATION AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”) is adopted ___________________, 2015, by Bank ‘34, located in Alamogordo, New Mexico (the “Bank”) and ____________ (the “Executive”).

WHEREAS, the Bank and the Executive are party to a Deferred Compensation Agreement adopted ______________ (the “Agreement”); and

WHEREAS, the Bank and the Executive desire to amend the Agreement to (i) change the Plan Year and (ii) stop the Bank’s performance based awards but allow the Executive to defer bonus compensation in addition to Base Salary;

NOW, THEREFORE, the Bank and the Executive adopt the following amendments to the Agreement:

The following Section 1.5a shall be added to the Agreement immediately following Section 1.5:

1.5a	“Bonus” means the cash bonus, if any, awarded to the Executive for services performed, but excluding any amounts that are Performance-Based Compensation.

Section 1.9 of the Agreement shall be deleted and replaced by the following:

1.9	“Deferrals” means the amount of Base Salary, Bonus and Performance-Based Compensation the Executive elects to defer according to this Agreement.

The following Section 1.16a shall be added to the Agreement immediately following Section 1.16:

1.16a	“Performance-Based Compensation” means any amount earned over a period of at least twelve (12) months that is awarded to the Executive and qualifies as “performance-based compensation” under Code Section 409A.

Section 1.18 of the Agreement shall be deleted and replaced by the following:

1.18	“Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year.

Section 2.1 of the Agreement shall be deleted and replaced by the following:

2.1	Elections Generally. The Executive may annually file a Base Salary, and/or Bonus Deferral Election Form with the Plan Administrator no later than the end of the calendar year preceding the calendar year in which services leading to the compensation to be deferred will be performed. Additionally, the Executive may annually file a Performance-Based Compensation Deferral Election Form with the Plan Administrator no later than June 30 of the calendar year in which services leading to the Performance-Based Compensation to be deferred will be performed.

Section 2.3 of the Agreement shall be deleted and replaced by the following:

2.3	Election Changes. The Executive may modify the amount of Deferrals annually by filing new Base Salary, Bonus and/or Performance-Based Compensation Deferral Election Forms with the Bank. The modified elections shall not be effective until the calendar year following the year in which the subsequent Base Salary and/or Bonus Deferral Election Forms are received by the Bank. The Performance-Based Compensation Deferral Election Form may be immediately effective if it is received by the Bank prior to June 30, otherwise it will be effective the calendar year following the year in which it is received by the Bank.

Section 3.1 of the Agreement shall be deleted and replaced by the following:

3.1	Bank Contributions. In addition to any Deferrals, the Bank may, at any time, make a Bank Contribution to the Deferral Account.

The Exhibit A attached to an included in the Agreement is hereby deleted.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have executed this Amendment as indicated below:

Executive	Bank

By:
Its: